Exhibit 1.02

(Translation)

REGULATIONS OF THE BOARD OF CORPORATE AUDITORS
OF
PIONEER CORPORATION
(Pioneer Kabushiki Kaisha)

Article 1.      (Purpose)

     Pursuant to law and the Articles of Incorporation, matters pertaining to the Board of Corporate Auditors of the Company shall be governed by these regulations.

Article 2.     (Organization)

     The Board of Corporate Auditors shall consist of corporate auditors.

Article 3.     (Purpose of the Board of Corporate Auditors)

     The Board of Corporate Auditors shall receive reports, deliberate or take resolutions on important matters pertaining to auditing and other matters deemed necessary; provided, however, that it shall not prevent each corporate auditor from exercising his/her power.

Article 4.     (Holding of Meetings)

     The meetings of the Board of Corporate Auditors (“Meetings”) shall be held, in principle, once a month; provided, however, that they shall be held from time to time whenever necessary.

Article 5.     (Chairman of Meetings and Person Who Convenes Meetings)

1.	The Board of Corporate Auditors shall decide the chairman of the Meetings from among the corporate auditors.

2.	The chairman of the Meetings shall fulfill duties delegated by the Board of Corporate Auditors, in addition to the convocation and running of the Meetings; provided, however, that the immediately preceding provision shall not prevent each corporate auditor from exercising his/her power.

Article 6.     (Convocation Notice)

1.	Notice for convening a Meeting shall be given to each corporate auditor four (4) days prior to the date of the Meeting; provided, however, that such period may be shortened in case of emergency.

2.	With the consent of all the corporate auditors, a Meeting may be held without advance notice of convocation.

Article 7.     (Method of Making Decisions of Meetings)

1.	Other than the resolutions for dismissal set forth in paragraph 2 of Article 13 and the resolutions pertaining to the consents set forth in Article 15, resolutions of a Meeting shall be adopted by a majority vote of all corporate auditors.

2.	In order to make decisions of a Meeting, deliberation with sufficient materials shall be conducted.

Article 8.     (Making Decisions on Auditing Policies, etc.)

1.	The policy, plan, method of auditing and assignment of auditing work shall be determined by resolutions of a Meeting at the commencement of auditing.

2.	In addition to the preceding paragraph, matters which any corporate auditor deems necessary in order to fulfill his/her duty, such as election of the staff for corporate auditors and budgets for auditing expenses shall be determined by resolutions of a Meeting.

Article 9.     (Regular Meetings with Representative Directors)

1.	The Board of Corporate Auditors shall have regular meetings with the representative directors, and make efforts to share a good understanding with the representative directors by exchanging opinions on the issues to be managed by the Company, the progress of improvements to the conditions of auditing by the corporate auditors and important issues on the auditing and requesting for necessary decisions and otherwise.

2.	The Board of Corporate Auditors shall, as it considers necessary, explain the policy and plan of auditing and the status of implementation of auditing and the results thereof to the representative directors and the Board of Directors.

3.	The Board of Corporate Auditors may, upon consultation with directors, determine in addition to the matters provided by law, the matters to be reported by directors to the Board of Corporate Auditors, and receive reports thereon from the directors.

Article 10.     (Report by Corporate Auditors to the Board of Corporate Auditors)

1.	Each corporate auditor shall report on the state of performance of his/her duty to the Board of Corporate Auditors from time to time, and at any time upon request by the Board of Corporate Auditors.

2.	Any corporate auditor who has received a report from an accountant auditor, a director, an employee of the internal audit division or any other person shall make report thereof to the Board of Corporate Auditors.

3.	The Board of Corporate Auditors shall ask for reports from accountant auditor, directors, employees of the internal audit division and other persons whenever necessary.

Article 11.     (Measures to Be Taken in the Event of Receiving Reports)

1.	In case a director reports to the Board of Corporate Auditors a finding of a fact that might cause material damage to the Company, and in case an accountant auditor reports to the Board of Corporate Auditors a finding of a misconduct or a material fact in violation of law or the Articles of Incorporation with respect to a director’s performance of his/her duties, the Board of Corporate Auditors shall take appropriate measures according to the situation, including making necessary investigations and giving advice or recommendations to such director.

2.	In case a director or employee reports to the Board of Corporate Auditors the matters to be reported to the Board of Corporate Auditors as previously determined upon consultation with directors, the provision of the preceding paragraph shall apply mutatis mutandis to the extent necessary.

Article 12.      (Preparation of Audit Report)

1.	The Board of Corporate Auditors shall receive accounting documents, etc., from the directors and the audit report, etc., from the accountant auditor. The corporate auditors who shall receive these documents may be full time corporate auditors.

2.	The Board of Corporate Auditors shall prepare an audit report upon deliberation after receiving the reports by the corporate auditors on the matters to be stated in the audit report and other matters.

3.	If any corporate auditor expresses a different opinion, such opinion shall be affixed to the audit report.

4.	Each corporate auditor shall affix his/her signature and seal to the audit report or put their electronic signatures thereon. Full time corporate auditors shall state in writing or digitally that they are full time corporate auditors.

Article 13.     (Resolutions Pertaining to the Appointment, Non-Reappointment or Dismissal of an Accountant Auditor)

1.	The following matters pertaining to the appointment, non-reappointment or dismissal of an accountant auditor shall be determined by resolutions of the Board of Corporate Auditors:

(1)	Consent to the agendas pertaining to the appointment, non-reappointment or dismissal of an accountant auditor which are to be submitted to a general meeting of shareholders;

(2)	Request for making the matters pertaining to the appointment, non-reappointment or dismissal of an accountant auditor as an agenda of a general meeting of shareholders;

(3)	Request for submitting a proposal pertaining to the appointment of an accountant auditor to a general meeting of shareholders; and

(4)	Appointment of those who shall perform temporarily duties of an accountant auditor when a vacancy occurs.

2.	In case the Board of Corporate Auditors shall dismiss an accountant auditor based upon a reason for dismissal provided by the statute, a resolution of a Meeting for such dismissal shall be adopted unanimously. In such a case, the corporate auditor assigned by the Board of Corporate Auditors shall explain such dismissal and the reason therefor at the first general meeting of shareholders held after such dismissal.

Article 14.     (Consent to the Appointment of Corporate Auditors and Requests for Submitting Proposals Pertaining to such Appointments)

     The following matters pertaining to the appointment of corporate auditors shall be determined by resolutions of the Board of Corporate Auditors:

(1)	Consent to the agendas pertaining to the appointment of corporate auditors which are to be submitted to a general meeting of shareholders;

(2)	Request for making the matters pertaining to the appointment of corporate auditors as an agenda of a general meeting of shareholders; and

(3)	Request for submitting the proposal pertaining to the appointment of corporate auditors to a general meeting of shareholders.

Article 15.     (Consent of the Board of Corporate Auditors to Exemption from Liabilities of the Directors, etc.)

     The following consents by the Board of Corporate Auditors shall be made by resolutions of the Board of Corporate Auditors adopted unanimously:

(1)	Consent to the agendas pertaining to exemption from liabilities of directors which are to be submitted by the Board of Directors to a general meeting of shareholders;

(2)	Consent to the agendas, which are to be submitted by the Board of Directors to a general meeting of shareholders, pertaining to amendments to the Articles of Incorporation that shall authorize the Board of Directors to determine, by its resolutions, on the exemption from liabilities of directors;

(3)	Consent to the agendas pertaining to the exemption from liabilities of directors which are to be submitted by the Board of Directors to a general meeting of shareholders pursuant to the provisions of the Articles of Incorporation;

(4)	Consent to agendas, which are to be submitted by the Board of Directors to a general meeting of shareholders, pertaining to amendments to the Articles of Incorporation that shall authorize the Company to enter into an agreement on exemption from liabilities with external directors; and

(5)	Consent to the Company participating in a shareholders’ representative action and assisting an accused director.

Article 16.     (Deliberation Pertaining to the Execution of Powers of Corporate Auditors)

     In case corporate auditors shall exercise their powers or duties pertaining to the following matters, they may deliberate such matters at a Meeting in advance:

(1)	Answers to the questions directed to corporate auditors in writing by shareholders before a general meeting of shareholders;

(2)	Report to the Board of Directors and request for convocation of a meeting of the Board of Directors;

(3)	Report of opinions concerning agendas and documents or other things to be presented to a general meeting of shareholders;

(4)	Application for an injunction of illegal acts of directors;

(5)	Rendering of opinions pertaining to the appointment, dismissal, resignation or compensation of corporate auditors at a general meeting of shareholders;

(6)	Matters pertaining to lawsuits between the Company and directors; and

(7)	Other pertinent matters such as the institution of lawsuits.

Article 17.     (Deliberation Pertaining to Election of Full Time Corporate Auditors from among Corporate Auditors and Compensation)

     Deliberation pertaining to election of full time corporate auditors from among corporate auditors and compensation shall be conducted at a Meeting.

Article 18.     (Minutes)

1.	The substance of the proceedings at a Meeting and the results thereof shall be recorded in the minutes in writing or digitally and the corporate auditors present thereat shall affix their names and seals thereto or put their electronic signatures thereon. The treatment of the minutes of meetings of the Board of Directors shall apply mutatis mutandis to the minutes of the Meetings.

2.	The Company shall retain the minutes set forth in the preceding paragraph at the head office for ten (10) years.

Article 19.     (Administrative Office of the Board of Corporate Auditors)

     The convocation business of the Meetings, preparation of minutes and other businesses pertaining to the administration of the Board of Corporate Auditors shall be handled by the staff for corporate auditors.

Article 20.     (Auditing Standards of the Board of Corporate Auditors)

     Unless otherwise provided by law or in the Articles of Incorporation or these regulations, matters pertaining to the Board of Corporate Auditors and auditing by corporate auditors shall be governed by the auditing standards of the Board of Corporate Auditors determined by the Board of Corporate Auditors.

Article 21.     (Amendment to and Abolitions of the Provisions of These Regulations)

     Any amendment to or abolition of the provisions of these regulations shall be made by the Board of Corporate Auditors.

SUPPLEMENTARY PROVISIONS

     These regulations, as amended, shall come into force on July 28, 2004.